Exhibit 16.1

CHAVEZ & KOCH	DAVID CHAVEZ, CPA
DChavez@chavezandkoch.com
BUSINESS CONSULTANTS	TIM KOCH, CPA
TKoch@chavezandkoch.com
CERTIFIED PUBLIC ACCOUNTANTS	MICHAEL J. MEHR, CPA
Mmehr@chavezandkoch.com
KIRK D. KAPLAN
Kkaplan@chavezandkoch.com

April 13, 2005

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated March 23, 2005, of FC Financial Services, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and Chavez and Koch on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Chavez and Koch would have caused Chavez and Koch to make reference to the matter in its reports on the Registrant's financial statements. Our audit reports for the fiscal years ended November 30, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles, other than to contain an explanatory paragraph as to the Registrant's ability to continue as a going concern. Chavez & Koch has decided to no longer represent public companies and will not renew its certification with the Public Company Accounting Oversight Board.

We have no basis to agree or disagree with other statements of the registrant contained therein.

If you have any questions or need additional information, please call me at 702-433-7075

Sincerely,
Chavez & Koch, CPA's

/s/ Tim Koch
Tim Koch, CPA
Managing Shareholder

SAN DIEGO	HENDERSON - MAIN OFFICE		LAS VEGAS - APPOINTMENT ONLY
4370 LA JOLLA DRIVE, SUITE 400	2920 NORTH GREEN VALLEY PARKWAY, BLDG. 8, SUITE 821		6644 W. SAHARA AVENUE, SUITE 200
SAN DIEGO, CALIFORNIA 92122	HENDERSON, NEVADA 89014		LAS VEGAS, NEVADA 89146
TEL: 858,784.0050	TEL: 702.433.7075	FAX: 702.451.2863	TEL: 702.433.7075	FAX: 702.451.2863